UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Winstead Drive, Cary NC	Registrant’s telephone number,	27513
(Address of principal	including area code: (919) 297-1600	(Zip Code)
executive offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 23, 2007, R.H. Donnelley Corporation, a Delaware corporation (the “Company”), entered into the Credit Agreement, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and a lender, and the several banks and other financial institutions or entities from time to time who may be a party thereto. The Credit Agreement provides for an unsecured $328 million term loan credit facility with a scheduled maturity of December 31, 2011, which was fully borrowed on the closing date. The entire principal balance of the term loans matures on December 31, 2011. Borrowings under the Credit Agreement bear interest at a floating rate based upon, at the option of the Company, the base rate or a Eurodollar rate (each as described in the Credit Agreement) plus a margin of 1.00% (in the case of base rate loans) or 2.00% (in the case of Eurodollar rate loans). Interest is due on the loans quarterly in arrears with respect to base rate loans and at the end of each interest period (or in the case of interest periods longer than three months, every three months) with respect to Eurodollar rate loans. Proceeds from the Credit Agreement may be used to finance the Company’s previously announced acquisition of Business.com and to pay certain fees and expenses in connection with such acquisition and for general corporate purposes. The Company may prepay the loans under the Credit Agreement in its discretion without premium or penalty.
     The Credit Agreement contains customary representations and warranties. The Credit Agreement also contains affirmative and other covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends on or redeem or repurchase the Company’s equity interests and certain debt securities of the Company, make certain investments, create liens on assets, merge or consolidate with another company, transfer or sell all or substantially all of the Company’s assets, enter into transactions with affiliates and expand into unrelated businesses. Upon the occurrence of a “change of control,” as defined in the Credit Agreement, the Company would be required to make an offer to repay the loans at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repayment date. In addition, upon the occurrence of certain asset sales, the Company may be required, in certain circumstances, to offer to repay the loans under the Credit Agreement. The loans under the Credit Agreement are subject to acceleration upon the occurrence of certain events of default, including, but not limited to, the failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness and certain events of bankruptcy and insolvency.
     The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such document, which is incorporated herein by reference thereto.
     The Administrative Agent and its affiliates have engaged in transactions with and performed commercial and investment banking, financial advisory and/or lending services for the Company and its affiliates from time to time for which they have received customary compensation, and may do so in the future.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
     The following exhibits are filed with this report.

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated as of August 23, 2007, among R.H. Donnelley Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. DONNELLEY CORPORATION

	By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Senior Vice President, General Counsel & Corporate Secretary

Date: August 28, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated as of August 23, 2007, among R.H. Donnelley Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time party thereto.